Exhibit 4.13

This is an English translation of the original agreement in Chinese
FORM OF CREDIT AND LIABILITY TRANSFER AGREEMENT
This Credit and Liability Transfer Agreement (this “Agreement”) is entered into by and among the following parties on                     , 2009 in                     .
Party A: [Name of an former shareholder of Sichuan Yihe Investment Co., Ltd. or Guangdong Meidiya Investment Co., Ltd., as applicable]
ID No.:
Party B: Peng Ge
ID No.:
Party C: Fanhua Xinlian Information Technology Consulting (Shenzhen) Co., Ltd.
(In this Agreement, Party A, Party B and Party C are individually referred to as a “Party”, and collectively as the “Parties”)
Whereas,
(1)
Party A and Party B entered into an Equity Transfer Agreement on                     , 2009, under which Party A agreed to transfer to Party B                     % of the equity interests in [Sichuan Yihe Investment Co., Ltd.]/[Guangdong Meidiya Investment Co., Ltd.];

(2)	Party A entered into a Loan Agreement and an Equity pledge Agreement with Party C on December 20, 2005.
For the purpose of resolving all matters relating to credits and liabilities of the Parties in connection with the equity transfer, the Parties, through friendly consultation and in accordance with the applicable laws and regulations, hereby agree as follows:
1.	The Parties unanimously confirm that Party A shall transfer all his credits and liabilities under the Loan Agreement to Party B as of the execution date of this Agreement;
2.
Party A shall pay to Party B RMB[an amount equal to Party A’s capital contribution in Sichuan Yihe Investment Co., Ltd. or Guangdong Meidiya Investment Co., Ltd., as applicable] as consideration for the liability transfer;

3.
Party C agrees to the above-mentioned credit and liability transfer between Party A and Party B, and will separately enter into the Equity Pledge Agreement with Party B for pledge of equity interests in Sichuan Yihe Investment Co., Ltd.]/[Guangdong Meidiya Investment Co., Ltd.], as a guarantee for Party B’s performance under this Agreement.

4.	Covenants of Party B:
1)
In accordance with the Loan Agreement, Party B fully understands all the liabilities of Party A to Party C under the Loan Agreement and agrees to accept all the rights and obligations of Party A under the Loan Agreement;

2)	Upon the effectiveness of this Agreement, Party B shall enter into the Equity Pledge Agreement with Party C as a guarantee for his performance under the Agreement;
3)
Upon the effectiveness of this Agreement, Party B shall not refuse to perform this Agreement on account of the invalidity, cancellation or termination of any other agreements or any other credit and liability that he has with Party A or any other third party;

4)	Party B shall not refuse to perform its obligations hereunder on account of any fault of Party A.
5.	Upon the effectiveness of this Agreement, Party C shall not claim any creditor’s right under the Loan Agreement against Party A.
6.
This Agreement shall bind upon inure solely to benefit of the Parties and their respective heirs, successors and permitted assigns. Without the prior written consent of Party C, Party B shall not transfer, pledge or otherwise dispose of the rights, interests or obligations hereunder.

7.	The formation, validity, interpretation, performance, amendment and termination and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

8.	Arbitration
1)
In the event that a dispute or claim arises from the interpretation and performance (including any disputes relating to the existence, validity or termination of this Agreement) of the provisions under this Agreement, the Parties shall resolve such dispute through amicable consultation. If the Parties cannot reach an agreement on resolving a dispute within thirty (30) days after a Party requests resolution of such dispute, such dispute may be submitted by any Party for arbitration to the China International Economic and Trade Arbitration Commission (“CIETAC”) according to its then effective arbitration rules. The arbitration award by CEITAC shall be final and binding upon the Parties.

2)	The seat of arbitration shall be in Beijing.

3)	The language for arbitration shall be Chinese.
9.
Without the prior written consent of the Parties hereto, no amendment or revision shall be made to this Agreement. The Parties may enter into a supplemental agreement to address issues not mentioned herein. Any amendment, revision, supplement of and all the exhibits to this Agreement shall constitute an integral part of this Agreement.

10.
This Agreement constitutes the entire agreement among the Parties and supersedes any oral discussion or written agreements among the Parties concerning the subject matters hereof prior to the execution of this Agreement.

11.	This Agreement is severable. The invalidity and unenforceability of any provision hereunder will not affect the validity and enforceability of the remaining provisions of this Agreement.
12.	This Agreement is made in three (3) originals, with each Party holding one (1) original. Each original has equal legal effect.
In witness whereof, the Parties or its legal representatives or authorized representatives have executed this Agreement on the date first written above.
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[SIGNATURE PAGE]
Party A:
Signature:
Party B: Peng Ge
Signature:
Party C: Fanhua Xinlian Enterprise Management Consulting (Shenzhen) Co., Ltd.
Legal Representative / authorized Representative:
Company Stamp:

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